CERTIFICATE OF RETIREMENT
OF
CLASS B COMMON STOCK
OF
MONGODB, INC.
Pursuant to Section 243(b) of the General Corporation Law of the State of Delaware
MongoDB, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:
1. Section 1 of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on October 23, 2017 (the “Amended and Restated Certificate”) provides, among other things, that the total number of shares of Common Stock which the Corporation is authorized to issue is 1,100,000,000 shares, 1,000,000,000 shares of which shall be Class A Common Stock, par value $0.001 per share (“Class A Common Stock”) and 100,000,000 shares of which shall be Class B Common Stock, par value $0.001 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”).
2. All outstanding shares of Class B Common Stock have been converted (the “Conversion”) into shares of Class A Common Stock pursuant to the provisions of Section 5 of Article V of the Amended and Restated Certificate.
3. Section 7.1 of Article V of the Amended and Restated Certificate provides that following the Conversion, the reissuance of shares of Class B Common Stock is prohibited and all shares of Class B Common Stock shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
4. The Board of Directors of the Corporation has adopted resolutions retiring 5,699,655 shares of Class B Common Stock, constituting all of the shares of Class B Common Stock that were issued but not outstanding following the Conversion.
5. Upon the effectiveness of this Certificate of Retirement, the Amended and Restated Certificate shall be amended so as to (a) reduce the total number of authorized shares of Common Stock of the Corporation by 100,000,000, such that the total number of authorized shares of Common Stock of the Corporation shall be 1,000,000,000, and (b) reduce the number of authorized shares of Class B Common Stock by 100,000,000, such that the number of authorized shares of Class B Common Stock shall be zero.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be executed, acknowledged and filed by its duly authorized officer as of June 16, 2020.

MONGODB, INC.
By:	/s/ Andrew Stephens
Andrew Stephens
Secretary